Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Dan Tucker
404-506-5310
dstucker@southernco.com

April 29, 2015
Southern Company reports first-quarter earnings

ATLANTA - Southern Company today reported first-quarter 2015 earnings of $508 million, or 56 cents a share, compared with earnings of $351 million, or 39 cents a share, in the first quarter of 2014.

The first-quarter results for 2015 include a $6 million after-tax charge related to an increased construction estimate for Mississippi Power's Kemper integrated gasification combined cycle (IGCC) project. The first-quarter results for 2014 included a $235 million (27 cents per share) after-tax charge for the Kemper IGCC project. Excluding these items, Southern Company earned $514 million, or 56 cents per share, during the first quarter of 2015 compared to $586 million, or 66 cents per share, in the first quarter of 2014.

Earnings for the first quarter of 2015 were positively influenced by retail revenue effects at Southern Company’s traditional operating companies, offset by milder winter weather compared to 2014 and increased operating and maintenance expenses.

“We are encouraged by positive customer growth during the first quarter of 2015, along with strong industrial sales and an economic development pipeline that remains robust,” said Southern Company Chairman, President and CEO Thomas A. Fanning. “In the meantime, we remain focused on our core business strategy of providing clean, safe, reliable and affordable electricity to customers throughout the Southeast.”

First-quarter 2015 operating revenues were $4.18 billion, compared with $4.64 billion for the same period in 2014, a decrease of 9.9 percent quarter over quarter.

Kilowatt-hour sales to retail customers in Southern Company's four-state service area decreased 1.2 percent in the first quarter of 2015 compared with the first quarter of 2014. Due primarily to milder winter weather than in 2014, residential and commercial energy sales decreased 4.2 percent and 1.1 percent, respectively, while industrial energy sales increased 1.9 percent.

Total energy sales to Southern Company’s customers in the Southeast, including wholesale sales, decreased 3.3 percent in the first quarter of 2015 compared with the same period in 2014.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available at the site for 12 months.

Southern Company has also posted on its website detailed financial information on its first-quarter performance. These materials are available at www.southerncompany.com.

With more than 4.5 million customers and approximately 46,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier energy company serving the Southeast through its subsidiaries. A leading U.S. producer of clean, safe, reliable and affordable electricity, Southern Company owns electric utilities in four states and a growing competitive generation company, as well as fiber optics and wireless communications. Southern Company brands are known for energy innovation, excellent customer service, high reliability and retail electric prices that are below the national average. Southern Company and its subsidiaries are leading the nation's nuclear renaissance through the construction of the first new nuclear units to be built in a generation of Americans and are demonstrating their commitment to energy innovation through the development of a state-of-the-art coal gasification plant. Southern Company has been recognized by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, listed by DiversityInc as a top company for Blacks and designated a 2014 Top Employer for Hispanics by Hispanic Network. The company received the Edison Award from the Edison Electric Institute for its leadership in new nuclear development, was named Electric Light & Power magazine's Utility of the Year for 2012 and is continually ranked among the top utilities in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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